Exhibit 2.4

STOCK SALE AND PURCHASE AGREEMENT

THIS STOCK SALE AND PURCHASE AGREEMENT (this “Agreement”) dated as of January 18th, 2023 made and entered into by and among Amphitrite Digital Incorporated, a United States Virgin Islands corporation with an address of 6501 Red Hook Plaza, 201-465, St. Thomas, USVI 00802 (“Buyer”) and Donald C. Coker, 706 Iowa Avenue, Lynn Haven, FL 32444 (“Seller”).

RECITALS

A. Seller owns One Hundred Percent (100%) of the membership interest in Paradise Adventures LLC (the “Company”), which represents all the issued and outstanding membership interests in the Company (the “Company Stock”).

B. Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Company Stock upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises, the mutual promises, covenants and agreements hereafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer, intending to be legally bound, do hereby agree as follows:

ARTICLE I

SALE AND PURCHASE

Section 1.1 Sale and Purchase of Company Stock. On and subject to the terms and conditions of this Agreement, effective as of the Closing Date, Buyer shall purchase from Seller, and Seller shall sell to Buyer, the Company Stock for the consideration specified in Section 1.2 and upon the terms and conditions set forth in this Agreement.

Section 1.2 Purchase Price. The purchase price for the Company Stock (the “Purchase Price”) is Three Million, Two Hundred Thousand Dollars ($3,200,000.00). The Purchase Price shall be paid to the Seller on the Closing Date as follows:

Section 1.2.1 Escrow Deposit. Buyer has deposited $64,000 USD representing 2% of the Business purchase price into a joint escrow account opened by Seller’s legal counsel. Upon closing of this transaction, Buyer authorizes this escrow deposit to be released to Seller; and

Section 1.2.2 Cash Payment. At or prior to the closing of this transaction, Buyer will pay Seller $755,134.80 USD which is less the agreed upon prepaid revenue of $4,866.14 as detailed in the Settlement Statement by wire transfer or certified check; and

Section 1.2.3 Promissory Note. At or prior to the closing of this transaction, Buyer will pay Seller the balance of Two Million, Seventy-Five Thousand, Nine Hundred and Ninety-Nine and 06/100 US Dollars ($2,075,999.06) within ninety (90) days or upon the Company’s SEC S-1 effective date (“IPO”), reflected in the Promissory Note (“Note”) included in Addendum B of this Agreement; and

Section 1.2.4 Lien Payoff. Seller will pay off vessel liens to Community Bank, BlueBridge Financial and First Financial in the amount of $408,040.06 and ensure all vessel are free and clear of all liens; and

Section 1.2.5 Stock. At or prior to the closing of this transaction, Buyer will assign and transfer to Seller 300,000 shares of the common stock of Amphitrite Digital Incorporated reflected in the Assignment and Transfer of Stock Certificate (“Stock Assignment”) included in Addendum D of this Agreement.

Section 1.3 Closing Date. The closing shall occur on January 18th, 2023, or such other date as the Parties hereto may agree to in writing (the “Closing Date”).

Section 1.4 Assets at Closing. Seller agrees that the assets identified in Addendum A attached hereto and incorporated herein by this reference shall be in the possession of the Company on the Closing Date.

Section 1.5 Lien Rights. Until the Purchase Price has been paid in full, the Seller will be entitled to file and maintain a lien on all property subject to this Agreement, including but not limited to filing a UCC-1 financing statement or similar instrument in any locale where Buyer’s property may be located, and a lien form with the Florida Department of Highway Safety and Motor Vehicles with regard to the vessels transferred under this Agreement. Upon satisfaction of the Purchase Price (including the Note), the Seller will file appropriate instruments releasing such lien(s).

ARTICLE II

REPRESENTATIONS, WARRANTIES AND COVENANT

Section 2.1 Representations, Warranties and Covenants of Seller. To induce Buyer to enter into and perform its obligations under this Agreement, Seller hereby represents and warrants to Buyer, and covenants with Buyer, as follows:

Section 2.1.1 Authority and Capacity. Seller has the requisite power, authority, and capacity to enter into this Agreement. The execution, delivery and performance of this Agreement by Seller does not, and the consummation of the transaction contemplated hereby will not, result in a breach of or default under any agreement to which Seller is a party or by which Seller is bound.

Section 2.1.2 Binding Agreement. This Agreement has been duly and validly executed and delivered by Seller and constitutes Seller’s valid and binding agreement, enforceable against Seller in accordance with and subject to its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally).

Section 2.1.3 Title to Shares. The Seller is the lawful, record and beneficial owner of all of the Company Stock, free and clear of any liens, claims, agreements, charges, security interests and encumbrances whatsoever. The sale, conveyance, assignment, and transfer of the Company Stock in accordance with the terms of this Agreement transfers to Buyer legal and valid title to the Company Stock, free and clear of all liens, security interests, hypothecations, or pledges.

Section 2.2 Representations, Warranties and Covenants of Buyer. To induce Seller to enter into and perform their obligations under this Agreement, Buyer hereby represents and warrants to Seller, and covenants with Seller, as follows:

Section 2.2.1 Authority and Capacity. Buyer is a company duly organized, validly existing and in good standing under the laws of the state its formation. The Buyer has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated herein. The execution, delivery and performance of this Agreement by Buyer does not, and the consummation of the transaction contemplated hereby will not, result in a breach of or default under any agreement to which Buyer is a party or by which Buyer is bound.

Section 2.2.2 Binding Agreement. This Agreement has been duly and validly executed and delivered by Buyer and constitutes Buyer’s valid and binding agreement, enforceable against Buyer in accordance with and subject to its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally).

Section 2.2.3 Investment Representations. Buyer is acquiring the Company Stock from Seller for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same within the meaning of the Securities Act of 1933, as amended.

Section 2.2.4 Solvency. Buyer is solvent and is able to pay its debts as they become due and has capital sufficient to carry on its business and all business in which it is about to engage. Buyer will not be rendered insolvent by the execution and delivery of this Agreement, or the transactions set forth herein.

ARTICLE III

CONDITIONS PRECEDENT

Section 3.1 Conditions Precedent of Seller. The obligation of Seller to sell the Company Shares pursuant to this Agreement and to otherwise consummate the transactions contemplated by this Agreement is subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions (any of which may be waived by Seller, in whole or in part):

3.1.1	execution of a promissory note in the amount of $1,667,959 by Buyer to Seller.

3.1.2	execution of Stock Transfer in the amount of 300,000 shares by Buyer to Seller.

3.1.3	receipt of the closing deliveries of Seller as set forth in Section 4.1.

Section 3.2 Conditions Precedent of Buyer. The obligation of Buyer to purchase the Company Shares pursuant to this Agreement and to otherwise consummate the transactions contemplated by this Agreement is subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

3.2.1	receipt of the closing deliveries of Seller as set forth in Section 4.1.

ARTICLE IV

CLOSING DELIVERIES

Section 4.1 Closing Deliveries by Seller. At or prior to the Closing Date, Seller shall deliver the following to Buyer:

4.1.1	a certificate signed by the Seller attesting to (i) the matters set forth in Section 2.1; (ii) the charter documents of the Company; and (iii) a certificate of the Secretary of State of the State of Florida as to the legal existence and good standing of the Company in Florida;

4.1.2	a transfer and/or assignment of the membership units of the Company duly executed by the applicable Seller; and

4.1.3	appointment of Hope Stawski as President and appointment of Donald Coker as Treasurer and Tracey Coker as Secretary of Paradise Adventures LLC

Section 4.2 Closing Deliveries by Buyer. At or prior to the Closing Date, Buyer shall deliver the following to Seller:

4.2.1	a certificate signed by Buyer attesting to (i) the matters set forth in Sections 2.2; (ii) the incorporation documents of the Company; (iii) resolutions of the Company authorizing the execution, deliver and performance of this Agreement;

4.2.2	payment of the Purchase Price via the transfer of funds and execution of the agreed upon promissory note and stock transfer as represented in Section 1.2; and

4.2.3	a fully-executed Security Agreement in a form of acceptable to Seller.

ARTICLE V

CONDITIONS SUBSEQUENT

Seller shall cooperate in the transition to Buyer of the assets contemplated under this Agreement, including all charter documents, books and records and financial information.

ARTICLE VI

CLAIM DISPUTE PROCEDURES – MEDIATION AND ARBITRATION

The Parties agree that in the event of a dispute, controversy or claim arising from or related to this Agreement or any breach or threatened breach thereof (a “Claim”), including but not limited to the interpretation thereof, or its breach or existence, shall be heard pursuant to the mediation and arbitration procedures as set forth in Addendum C attached hereto and incorporated herein by this reference.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Amendments; Waivers. This Agreement and any schedule or exhibit attached hereto may be amended only by agreement in writing of the Parties. No waiver of any provision nor consent to any exception to the terms of this Agreement shall be effective unless in writing and signed by the Party to be bound and then only to the specific purpose, extent and instance so provided.

Section 7.2 Schedules; Exhibits; Integration. Each addendum, schedule and exhibit delivered pursuant to the terms of this Agreement shall be in writing and shall constitute a part of this Agreement. This Agreement, together with such addendums, schedules and exhibits, constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the Parties in connection therewith.

Section 7.3 Governing Law. Subject to Article V herein regarding Arbitration, this Agreement shall be governed, construed, and interpreted in accordance with the laws of the State of Florida without regard to the choice of law principles thereof. Subject to Article VI hereof, (i) the Parties consent to the exclusive jurisdiction of the federal and state courts of the State of Florida.

Section 7.4 WAIVER OF JURY TRIAL. EACH PARTY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION ARISING FROM OR RELATED TO THIS AGREEMENT.

Section 7.5 No Assignment. Neither this Agreement nor any rights or obligations under it are assignable.

Section 7.6 Headings. The descriptive headings of the Articles, Sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

Section 7.7 Counterparts. This Agreement may be executed in one or more counterparts and by different Parties in separate counterparts. All of such counterparts shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each Party and delivered to the other Party. Electronic signatures will be treated for all purposes of this Agreement as original signatures and will be deemed valid, binding and enforceable by and against the Parties.

Section 7.8 Publicity and Reports. Neither Party shall issue any press release, public statement or other public notice relating to this Agreement, or the transactions contemplated by this Agreement, without obtaining the prior consent of the other Party except as required by applicable law and then only after providing as much advance notice to the other such Party as practicable and cooperating with the other Party with respect to any confidential treatment request or similar procedure.

Section 7.9 Remedies Cumulative. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 7.10 Parties in Interest. This Agreement shall be binding upon and inure to the benefit of each Party and such Party’s respective successors and assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other person or entity any rights or remedies of any nature whatsoever under or by reason of this Agreement.

Section 7.11 Notices. All notices, consents, requests, demands and other communications required or permitted hereunder shall be in writing and shall be sent by messenger, certified or registered U.S. mail, or a nationally recognized overnight delivery service charges prepaid as applicable, to the address set forth in the preamble and will be deemed to have been given on the date of receipt or refusal by the addressee.

Section 7.12 Expenses and Attorneys’ Fees. Each Party shall be responsible for its own expenses and attorneys’ fees incurred in negotiating, executing, preparing and delivering this Agreement, including but not limited to all legal, accounting and financial advisor fees. In the event of a Claim hereunder, the prevailing Party shall be entitled to all reasonable attorney’s fees and expenses.

Section 7.13 Specific Performance. The Parties each acknowledge that, in view of the uniqueness of the transactions contemplated by this Agreement and the Note, each Party would not have an adequate remedy at law for money damages in the event that this Agreement has not been performed in accordance with its terms, and therefore agrees that the other Party shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which it may be entitled, at law or in equity.

IN WITNESS WHEREOF, this Stock Sale and Purchase Agreement has been signed by the Parties hereto as of the date first above written.

Seller:	Buyer:

Paradise Adventures LLC	Amphitrite Digital Incorporated
a Florida limited liability company	a United States Virgin Islands Corporation

/s/ Donald C. Coker	/s/ Scott Stawski
Donald C. Coker	Scott Stawski Chairman, Amphitrite Digital Inc.

Witness:

/s/ Tracey Coker
Tracey Coker

/s/ Hope Stawski
Hope Stawski

ADDENDUM A – Purchased Assets

1.	SALE AND PURCHASE

1.1	Purchased Assets

Upon and subject to the terms and conditions hereof, the Seller sells to the Buyer and the Buyer purchases from the Seller, as of the Effective Date and conditional upon all the release by Seller of all rights, titles, benefits and interests of the Seller in the Purchased Assets.

1.2	Documentation

The Seller shall promptly provide the Buyer with all relevant technical documentation available to the Buyer regarding the Purchased Assets including, but not limited to, documentation that is necessary to operate the Purchased Assets.

1.3	Excluded Obligations

Except for the obligations expressly provided herein, the Buyer is not assuming any past, present and future indebtedness, liabilities, obligations, contracts and commitments of the Seller, whether arising out of or resulting from the Purchased Assets.

1.4	Sales and Transfer Taxes

The Seller shall pay any and all federal, provincial or local taxes, in the nature of income, sale, use, transfer, gain, recording and any similar tax, fee or duty required to be paid in respect of the assignment or transfer to the Buyer of the Purchased Assets and the filing and recording thereof, including without limitation tax on the Purchase Price.

2.	REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller resents and warrants as at the date hereof to the Purchaser as follows and acknowledges that the Buyer is relying on such representations and warranties in connection with its purchase of the Purchased Assets.

2.2	Due Authorization

The execution of this Agreement has been duly authorized, executed and delivered by the Seller and constitutes legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with its terms.

2.3	Title To The Assets

The Purchased Assets are owned by the Seller with a good and valid title, free and clear of any encumbrances other than those encumbrances for which the Seller is assuming per the Settlement Statement.

2.4	As Is, Where Is

The Buyer acknowledges that the Purchased Assets are purchased on an “as is, where is” basis, that it has inspected the Purchased Assets and is relying entirely on its own investigations and its inspections in proceeding with the transactions contemplated hereunder. Save and except only as may be provided in this Agreement, the Purchaser further acknowledges that there are no representations, warranties, terms, conditions, understandings or collateral agreements, expressed or implied, statutory or otherwise, with respect to the merchantability, condition, description, fitness for purpose or quality of the Purchased Assets or as to any other matter or thing.

3.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES

Survival of Representations and Warranties. The representations and warranties contained herein will survive the completion of the sale and purchase of the Purchased Assets herein for a period of one year.

4.	ADDITIONAL COVENANTS

4.1	Vehicles and Vessels

The Seller shall execute, acknowledge and deliver such other instruments and execute and deliver such other documents and certifications as the Buyer may reasonably require with respect to the vehicle certification, insurance and financing of any vehicle transferred to the Buyer as Purchased Assets.

4.2	Purchase Asset List

Seller acknowledges that Buyer is purchasing Company to include all tangible and intangible assets customarily used in the operation of the Company from January 1st, 2022 through time of transaction closing including but not limited to:

1.	All assets, tangible and intangible, as described in the “Confidential Business Review” document Seller provided to Buyer

2.	The successful transfer of any and all contracts between Company and BlueGreen Resorts and its predecessor

3.	Any and all listings, login passwords and websites associated with any and all online travel agents including Tripadvisor, Trip Shock and GetMyGuide

4.	All standard operating procedure manuals

5.	Historical accounting information including access to all ‘Quickbooks instances

6.	Bank account information and access

7.	Marketing agreements

8.	Other documentation, social media, websites and passwords as necessary for the continued operation of the Company

9.	All office equipment, supplies, and appliances contained in the ticket office

10.	All intellectual property for the programs conducted on the Company vessels, including educational programs and storytelling performance

11.	The Website and all domains associated with paradiseadventurespcb.com

12.	Any and all inventory of the Company at time of transaction closing

13.	Vehicles currently used onsite at BlueGreen resort including passenger tram and golf cart

14.	Pontoon trailers currently used in the operation

15.	Fixed assets used in the day-to-day operation of the company including but not limited to:

Name of Vessel	Make/Model	Year of Construction	USCG Official Number
Privateer	Jaynes Searunner	2012	1231827

Footloose	Marple Searunner	1999	1075806

Ohana	Beneteau	2000	1103235

Proline Center Console	Proline	2005	PLCSP114A505

Pontoon	Suntracker	2020	SUN29036L920

Pontoon	Suntracker	2020	SUN29043L920

Pontoon	Suntracker	2020	SUN29044L920

Pontoon	Suntracker	2020	SUN29045L920

Pontoon	Sunchaser	2021	SUN29694C121

Pontoon	Sunchaser	2021	SUN29697C121

Pontoon	Sunchaser	2021	SUN29691C121

Center Console	Fabro marine Cape Horn	1998	FAB16607J798

Work Barge	Homemade	2017	FL6907RH

ADDENDUM B – PROMMISSORY NOTE
SECURED LUMP-SUM PROMISSORY NOTE AGREEMENT

This Secured Lump-Sum Promissory Note Agreement (the “Agreement”) is effective January 18th, 2023,

BETWEEN:	Amphitrite Digital Incorporated, (the “Issuer”) a company organized and existing under the laws of the Territory of the United States Virgin Islands with its head office located at/Individual having an address at:

6100 Red Hook Qtrs, B1-B2, St. Thomas, USVI 00802

AND:	Donald C. Coker, (the “Holder”) an individual residing in the State of Florida at: 706

Iowa Avenue, Lynn Haven, Florida 32444

FOR VALUE RECEIVED, the undersigned Issuer hereby promises to pay to the order of the Holder, the maximum Principal Amount of Two Million, Seventy-Five Thousand, Nine Hundred and Ninety-Nine and 06/100 US Dollars ($2,075,999.069 on the unpaid Principal Amount (as defined in this Agreement) outstanding from time to time at the rate (or rates) hereafter specified, and all other sums which may be owing to the Holder by the Issuer hereunder.

The terms of the Note are as follows:

1.	MATURITY DATE AND PAYMENT TERMS

1.1.	This Note will mature (the “Maturity Date”), and be due and payable in full, at ninety (90) days from the date of this agreement or upon the Company’s SEC S-1 effective date (“IPO”), and shall be paid in the lump sum amount of $ Two Million, Seventy-Five Thousand, Nine Hundred and Ninety-Nine and 06/100 US Dollars ($2,075,999.06 USD.

2.	SECURITY

2.1.	This Note is Secured by a Security Agreement on the Issuer’s Property, described as the purchased assets of Paradise Adventures LLC as defined in the Addendum A Purchased Assets between Issuer and Holder dated January 18, 2023 hereinafter known as the “Security,” which shall transfer to the possession and ownership of the Holder immediately in case of Acceleration. The Security may not be sold, transferred, or otherwise encumbered without the Holder’s consent until the Maturity Date. If the Issuer breaches this provision, the Holder may declare all sums due under this Note immediately due and payable, unless prohibited by applicable law. The Holder shall have the sole option to accept the Security as full payment for the Principal Amount without further liabilities or obligations. If the market value of the Security does not exceed the Principal Amount, the Issuer shall remain liable for the balance due while accruing interest at the maximum rate allowed by law.

3.	PREPAYMENT

3.1.	The Issuer may prepay this Note prior to the Maturity Date, without premium or penalty, upon written notice to the Holder.

4.	EVENTS OF DEFAULT

4.1.	The occurrence of any one or more of the following events shall constitute an “Event of Default” under this Note:

4.1.1.	the failure of the Issuer to pay any sum due under this Note when due, whether by demand or otherwise, and such sum remains unpaid for five (5) days after the Due Date;

4.1.2.	the unauthorized sale, transfer, or encumbrance of any property securing this obligation, whether such encumbrance is voluntary or involuntary;

4.1.3.	Issuer’s insolvency or bankruptcy, or the appointment of a trustee or receiver over the Issuer’s assets’; and

4.1.4.	any other Event of Default described in the Security Agreement that might be signed between the Parties regarding the Property that is pledged as collateral to the loan.

5.	RIGHTS AND REMEDIES UPON DEFAULT

5.1.	Upon the occurrence of an Event of Default hereunder, the Holder, in the Holder’s sole discretion and with prior written notice to the Issuer, may: (a) declare the entire outstanding Principal Amount, together with all accrued interest and all other sums due under this Note, to be immediately due and payable, and the same shall thereupon become immediately due and payable without protest, presentment, demand or notice, which are hereby expressly waived; (b) exercise its right of setoff against any money, funds, or credits of the Issuer now or at any time hereafter in the possession of, in transit to or from, under the control or custody of or on deposit with, the Holder or any affiliate of the Holder in any capacity whatsoever; and (c) exercise any or all rights, powers and remedies provided for in the Loan Documents or now or hereafter existing at law, in equity, by statute or otherwise.

6.	ALLOCATION OF PAYMENTS

6.1.	Payments shall be first credited to any late fees due, then to interest due, and any remainder shall be credited to the Principal Amount.

7.	ACCELERATION

7.1.	The Holder may require the Issuer to pay the entire balance of the unpaid principal and accrued interest immediately if the Issuer is more than 30 days late in making a payment.

8.	AMENDMENT OF AGREEMENT

8.1.	This Agreement may be amended by, and only by, a written consent of the Parties. SUCCESSORS

9.1.	This Agreement shall be binding as upon all successors of the Parties, which includes, but is not limited to, executors, personal representatives, estates, trustees, heirs, beneficiaries, assignees, nominees, and creditors of the Parties.

9.	LANGUAGE AND GOVERNING LAW

10.1.	This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida, which law shall prevail in the event of any conflict of the Parties.

10.2.	The Parties hereto acknowledge that they requested that this Agreement and all related documents be drafted in English, that any notice to be given hereunder be given in English, and that any proceedings between the Parties relating to this Agreement be drafted in English.

10.	ALTERNATIVE DISPUTE RESOLUTION

11.1.	The Parties to this Agreement agree to attempt in good faith to resolve any conflicts, disputes, or claims arising out of this Agreement by negotiation between the Parties. If applicable, the Parties agree to consider the utilization of Alternative Dispute Resolution (ADR) procedures in situations concerning disputes between the Parties.

11.	ASSIGNMENT OF AGREEMENT

12.1.	This Agreement may not be assigned or otherwise transferred by any Party in whole or in part without the express prior written consent of the other Parties. In the event any Party shall change its corporate name or merge with another corporation, assignment shall be mutually agreed upon by all Parties.

IN WITNESS WHEREOF, the Parties have executed this Agreement on January 18, 2023.

ISSUER	HOLDER

/s/ Scott Stawski	/s/ Donnie Coker
Authorized Signature	Authorized Signature

Scott Stawski, Chairman, Amphitrite Digital Inc.	Donnie Coker, Managing Manager, Paradise Adventures LLC

ADDENDUM C – CLAIM DISPUTE PROCEDURES

The Parties agree that a Claim shall proceed as follows:

1.	In the event of a Claim that involves this Agreement, the Parties agree to proceeds as follows:

A.	MEDIATION. Any Claim shall first be referred to mediation.

1.	Within fifteen (15) days after receipt of a notice to mediate a Claim, the Parties agree to appoint a mediator. The Parties shall contact a regional marine mediator. If the Parties are unable to agree on a mediator, then Buyer and Seller agree to use the first available mediator identified on the rolls of a court of competent jurisdiction in the State of Florida.

2.	The mediation shall be conducted in accordance with the Rules for Mediation of the Society of Maritime Arbitrators, Inc., hereinafter “RMSMA”, and shall be held in the State of Florida.

3.	The cost of mediation process will be equally shared by the Parties for such Claim.

B. ARBITRATION. Any dispute, controversy or claim relating to this Agreement and one or more of the Windy Vessel Purchase Agreements which has not been resolved by mediation as provided in the foregoing Paragraph 1A above, within sixty (60) calendar days of the initiation of such procedure, shall be referred to arbitration, which shall be the sole and exclusive forum for resolution and settlement of any Claim.

1.	Such Claim shall be referred to arbitration, which shall be the sole and exclusive forum for resolution and settlement of the Claim.

2.	The arbitration shall be conducted in accordance with the Maritime Arbitration Rules of the Society of Maritime Arbitrators, Inc., hereinafter “RASMA”, as amended by this Agreement, then in force and shall be held in the State of Florida.

3.	Any award of the arbitral authority shall be final and binding upon the Buyer and Seller with respect to all Claims, and the Buyer and Seller shall comply with the said award. The arbitral authority shall in its award, fix and apportion the costs of arbitration with the prevailing Party shall be entitled to all attorney’s fees and costs. The award of the arbitral authority may be enforced by any court having jurisdiction over the Party against which the award had been rendered.

4.	The Buyer and Seller agree that the issuance of an award by the arbitral authority shall be a condition precedent to the right of either Party to institute any legal action or proceeding in any court on a matter relating to this Agreement.

5.	The Buyer and Seller further understand and agree that arbitration shall be the sole and exclusive forum for resolving any Claim relating to this Agreement, and that neither Party shall resort to any court except to compel arbitration, refer questions of law, or to confirm, vacate or modify any such award.

6.	In the event of a Claim that involves only this Agreement, the Parties agree to proceeds as follows: any Claims shall be resolved by binding arbitration in the State of Florida and shall be administered by JAMS pursuant to its Comprehensive Arbitration Rule and Procedures then in effect, subject to the modifications in this Section. Any judgment on the awards granted by the arbitrators may be entered in a court having competent jurisdiction thereon. Any such arbitration will be held before a panel of three (3) arbitrators. Unless otherwise agreed by the Parties in writing, the arbitrators will only permit limited discovery, specifically, discovery will be limited to document discovery completed within thirty (30) days after the arbitrators issue the scheduling order; no deposition discovery will be permitted, and no forensic examination of electronic records will be permitted. The Parties may agree to waive the arbitration hearing, and have the arbitrators decide the controversy or claim summarily based upon written pleadings and sworn statements. If the Parties agree to waive the arbitration hearing, such agreement will be in writing. Unless otherwise agreed by the Parties in writing, any final arbitration hearing will occur within ninety (90) days of submitting Party’s submission of the demand for arbitration, and unless the Parties agree otherwise in writing, the hearing will not exceed three (3) days. The arbitrators will issue any ruling within fourteen (14) days following the hearing. The arbitrators will be jointly chosen from JAMS knowledgeable commercial contracts, and if the Parties cannot agree within fourteen (14) days after the arbitration is requested, the arbitrators will be chosen by JAMS, according to its rules.